Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated July 6, 2015

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J.P. Morgan Dorsey Wright Focus 5 Balanced Index 8.5%

OVERVIEW

The J.P. Morgan Dorsey Wright Focus 5 Balanced Index 8.5%
(the "Index") is a rules-based index designed to track the
performance of a hypothetical investment in a notional
dynamic portfolio that consists of the First Trust Dorsey
Wright Focus 5 ETF, the J.P. Morgan Dynamic Treasury
Futures Index (USD) and a Cash Constituent while seeking to
maintain a Target Volatility of 8.5% . The Index is subject
to a daily deduction of 0.50% per annum index fee and a
daily deduction of a synthetic borrowing cost calculated
based on a composite LIBOR rate.

Index Features

[] The Index has three constituents:
1. The First Trust Dorsey Wright Focus 5 ETF (the "Equity
Constituent") -- Bloomberg Ticker FV UP {equity}.
2. The J.P. Morgan Dynamic Treasury Futures Index (the
"Bond
Constituent") -- Bloomberg Ticker JFBUDTIU {index}.
3. The Cash Constituent bearing interest at a blended rate
determined based on the 3-month and 2-month LIBOR rates.
[] The Index is subject to a daily deduction of 0.50% per
annum index
fee and a daily deduction of a synthetic borrowing cost
calculated
based on the composite LIBOR rate.
[] On a daily basis, the Index first seeks to identify a
portfolio
consisting solely of the Equity Constituent and Bond
Constituent
(together, the "Target Constituents") with a historic
volatility of
8.5%, subject to minimum exposure of 0% and a maximum
exposure of 100% for each Target Constituent.
[] If no such portfolio exists, the Index will then select
the
combination of the Target Constituents with the 20 day
realized
volatility closest to the Target Volatility and highest
Equity
allocation, deleveraging (if appropriate) into Cash to
achieve a
realized volatility less than or equal to the Target
Volatility
[] Published on Bloomberg under the ticker JPUSBLFV
{index}.

Hypothetical historical performance comparison:
November 23, 2009 through June 30, 2015

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See "Notes" below. For purposes of these examples, each
index was set equal to 100 at the beginning of the relevant
measurement period and returns are calculated
arithmetically (not compounded).

Hypothetical historical returns and volatilities November
23, 2009 through June 30, 2015

           J.P. Morgan Dorsey SandP 500 Total  Barclays US
            Wright Focus 5     Return Index   Aggregate Bond
            Balanced Index    (Excess Return) Index (Excess
                 8.5%                            Return)
Annualized
Return         10.58%             13.94%          3.59%
(Excess)
Volatility      8.29%             15.65%          3.33%
Sharpe
Ratio           1.28               0.89            1.08

See "Notes" below.

Hypothetical historical allocations of the Index (November
23, 2009 -- June 30, 2015)

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Hypothetical Annual Returns of the Index (2011 - 2015)

2011            Jan   Feb   Mar
JPUSBLFV Index 0.80% 1.49% 0.62%
-------------- ----- ----- ------
2012            Jan   Feb   Mar
JPUSBLFV Index 1.81% 0.83% 1.51%
-------------- ----- ----- ------
2013            Jan   Feb   Mar
JPUSBLFV Index 5.04% 1.04% 3.57%
-------------- ----- ----- ------
2014            Jan   Feb   Mar
JPUSBLFV Index 0.76% 3.31% -2.65%
-------------- ----- ----- ------
2015            Jan   Feb   Mar
JPUSBLFV Index 1.62% 3.40% 0.99%

 Apr    May    Jun     Jul
2.74%  -0.80% -1.84% -1.35%
------ ------ ------ ------
 Apr    May    Jun     Jul
0.41%  -3.54% 1.39%  -0.26%
------ ------ ------ ------
 Apr    May    Jun     Jul
1.66%  0.34%  -1.48% 3.77%
------ ------ ------ ------
 Apr    May    Jun     Jul
-1.51% 2.45%  1.96%  -1.55%
------ ------ ------ ------
 Apr    May    Jun     Jul
-2.05% 2.77%  -0.22%

 Aug    Sep    Oct
-3.48% -2.57% 2.79%
------ ------ ------
 Aug    Sep    Oct
1.82%  1.24%  -1.58%
------ ------ ------
 Aug    Sep    Oct
-1.94% 3.61%  0.79%
------ ------ ------
 Aug    Sep    Oct
4.83%  -1.41% 2.15%
------ ------ ------
 Aug    Sep    Oct

 Nov    Dec   Full Year
-0.49% 1.17%  -1.15%
------ ------ ---------
 Nov    Dec   Full Year
1.87%  0.88%  6.39%
------ ------ ---------
 Nov    Dec   Full Year
2.20%  0.88%  21.02%
------ ------ ---------
 Nov    Dec     YTD
2.42%  -0.23% 10.73%
------ ------ ---------
 Nov    Dec     YTD
              6.58%

Notes: Source: J.P. Morgan and Bloomberg. As of 6/30/2015.
The Index is launched as of November 28, 2014. Therefore,
the performance depicted is hypothetical performance based
on back-tested data. PAST PERFORMANCE AND BACK-TESTED
PERFOMANCE ARE NOT INDICATIVE OF FUTURE RESULTS. No
guarantee can be given that the Index will outperform the
SandP 500([R]) Total Return Index or the Barclays US
Aggregate Bond Index in the future. The "SandP500 Index
(Excess Return)" and "Barclays US Aggregate Bond Index
(Excess Return)" represent hypothetical indices constructed
from the total returns of the SandP 500 Index and Barclays
US Aggregate Bond Index, respectively, with the returns of
the Cash Constituent deducted.

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com July 1, 2015

The First Trust Dorsey Wright Focus 5 ETF

[] The First Trust Dorsey Wright Focus 5 ETF seeks
investment results that correspond generally to the price
and yield (before fees and expenses) of the Dorsey Wright
Focus Five Index
[] The Dorsey Wright Focus 5 Index is designed to provide
targeted exposure to the five First Trust Advisors L.P.
("First Trust") sector-based ETFs that are expected to
offer the greatest potential to outperform the other First
Trust sector-based ETFs based on Dorsey Wright and
Associates' proprietary "Relative Strength" methodology
[] Relative Strength" is a momentum technique that measures
the price performance of a security versus a market
average, another security or a universe of securities.
Relative Strength is a way of recording historic
performance patterns, and Dorsey Wright and Associates uses
Relative Strength signals as a trend indicator to find
those components with a higher likelihood for positive
future returns.
The J.P. Morgan Dynamic Treasury Futures Index (USD)

The J.P. Morgan Dynamic Treasury Index (USD) is designed to
track the returns of a long position in a weekly rebalanced
synthetic portfolio of four J.P. Morgan Treasury futures
tracker indices each of which tracks certain futures
contracts on the U.S. Treasury securities with a maturity
ranging from 2-year, 5-year, 10-year to 20-year.
[] The allocation of index weight to each Futures Tracker
is determined based on (i) the ratio of the aggregate
principal amount of the outstanding Relevant Treasury
Securities of the relevant Futures Tracker and the
aggregate principal amount of the outstanding Relevant
Treasury Securities of all Futures Trackers and (ii) the
relevant Futures Tracker's realized volatility compared
with the realized volatility of the J.P. Morgan Global
Government Bond Index -- US Bonds Only in US
[] The index is designed to track the total-return
performance of the U.S. Treasury securities included in the
Reference Index, which are selected from all outstanding
U.S. Treasury securities based on certain broad selection
criteria, and therefore, the Reference Index is designed to
be a benchmark for the U.S. Treasury securities market.
Cash Constituent

The Cash Constituent of the Index is intended to track a
notional 3-month time deposit in U.S. dollars. It earns
interest daily at a blended rate, which is a composite rate
of interest determined based on the 3-month and 2-month
LIBOR rates that Any allocation to the Cash Constituent at
any given time represents the portion of the Index that is
uninvested at that time.

Selected Risks

[] JPMS, the index calculation agent, may adjust the Index
in a way that affects its level, and JPMS has no obligation
to consider your interests.
[] The Index may not be successful, outperform any
alternative strategy that might be employed in respect of
the Target Constituents or achieve its target volatility.
[] The level of the Index will include the deduction of a
fee and a borrowing cost.
[] The daily adjustment of the exposures of the Index to
its Target Constituents will vary, and may be partially
uninvested in its Target Constituents
[] By reducing its exposure to its Equity Constituent, the
Index may significantly underperform its Equity
Constituent.
[] The exposure of the Index to its Bond Constituent may be
greater, perhaps significantly greater, than its exposure
to its Equity Constituent.
[] The Index may have significant exposure to its Cash
Constituent.
[] The returns of the Target Constituents may offset each
other or may become correlated in decline.
[] The Index is subject to significant risks associated
with fixed-income securities, including interest
rate-related risks and credit risk.
[] The Index is subject to the negative impact of an
interest deduction.
[] The Index comprises notional assets and liabilities.
[] The Index and its Target Constituents each have a
limited operating history and may perform in unanticipated
ways.
[] The Index is subject to market risks.
[] The investment strategy used to construct the Index
involves daily adjustments to its synthetic exposure to its
Target Constituents.
[] The First Trust Dorsey Wright Focus 5 ETF is subject to
the risk relating to its selection methodology.
[] The J.P. Morgan Dynamic Treasury Index (USD) is subject
to the risk relating to its selection methodology.

Disclaimer
This material has been prepared solely for informational
purposes. Nothing in this material or any other
communications related thereto should be deemed to or be
construed as creating a "fiduciary relationship". During
the course of normal business, JPMorgan Chase and Co. and
its affiliates ("J.P. Morgan") may enter into or promote,
offer or sell transactions or investments linked to the
Index, or any of the fixed income securities referenced in
the Index. J.P. Morgan will not have any duty to consider
the circumstances of any person when participating in such
transactions or to conduct themselves in a manner that is
favorable to anyone with exposure to the Index. Persons
interested in the Index should refer to the official Index
Rules, when available, for a complete description of the
rules and methodology for the Index. Opinions expressed
herein may differ from the opinions expressed by other
areas of J.P. Morgan, including research. The simulated
data presented herein was constructed using certain
procedures that may be different from the procedures used
to calculate the closing levels of the Index, and on the
basis of certain assumptions that may not hold in future
periods. The differences in procedures used in producing
simulated data from those used to calculate the closing
levels of the Index could produce differences in returns in
terms of both direction and amount. Hypothetical and
historical performance results are neither indicative nor a
guarantee of future returns. Actual results will vary,
potentially materially, from the hypothetical and
historical performance described herein. There is no
guarantee that the Index will outperform any alternative
investment strategy, including the SandP 500([R]) Index or
the Barclays US Aggregate Bond Index. Past performance is
not indicative of future results. No one may reproduce or
disseminate the information contained in this document
without the prior written consent of J.P. Morgan.
Additional information is available upon request. Clients
should contact their J.P. Morgan representative in, and
execute transactions through, their home jurisdiction
unless governing law permits otherwise.

SEC Legend: JPMorgan Chase and Co. has filed a registration
statement (including a prospectus) with the SEC for any
offering to which these materials relate. Before you
invest, you should read the prospectus in that registration
statement and the other documents relating to this offering
that JPMorgan Chase and Co. has filed with the SEC for more
complete information about JPMorgan Chase and Co. and this
offering. You may get these documents without cost by
visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any
dealer participating in the this offering will arrange to
send you the prospectus and the prospectus supplement as
well as any product supplement and term sheet if you so
request by calling toll-free 1-866-535-9248.

Past performance, and especially hypothetical back-tested
performance, is not indicative of future results. Actual
performance may vary significantly from past performance or
any hypothetical back-tested performance. This type of
information has inherent limitations and you should
carefully consider these limitations before placing
reliance on such information.

Copyright 2014 JPMorgan Chase and Co. All rights reserved.
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arranged by JPMorgan through the expenditure of substantial time, effort and money and constitutes valuable
intellectual property and trade secrets of JPMorgan. All
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without JPMorgan's prior written consent.

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combined with, consolidated, incorporated or otherwise used with any other written materials provided by JPMorgan.

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discussion of U.S. tax matters contained herein (including
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cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan
Chase and Co. of any of the matters addressed herein or for
the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for
each investor, and the financial instruments described
herein may not be suitable for all investors. The products
described herein should generally be held to maturity as
early unwinds could result in lower than anticipated
returns. This information is not intended to provide and
should not be relied upon as providing accounting, legal,
regulatory or tax advice. Investors should consult with
their own advisors as to these matters.

This material is not a product of JPMorgan Research
Departments. Structured Investments may involve a high
degree of risk, and may be appropriate investments only for
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JPMorgan entity qualified in their home jurisdiction unless
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J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com July 1, 2015